Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Markel Corporation:

We consent to the incorporation by reference in the registration statements No. 333-107661, No. 333-143392, No. 333-143393, No. 333-170047 and No. 333-178051 on Form S-8 and No. 333-178556 on Form S-3 of Markel Corporation of our reports dated February 28, 2012 with respect to the consolidated balance sheets of Markel Corporation and subsidiaries (the Company) as of December 31, 2011 and 2010, and the related consolidated statements of income and comprehensive income, changes in equity and cash flows for each of the years in the three-year period ended December 31, 2011, and the effectiveness of internal control over financial reporting as of December 31, 2011, which reports appear in the December 31, 2011 annual report on Form 10-K of Markel Corporation.

The Company adopted Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 320-10-65 related to the recognition and presentation of other-than-temporary impairment of investments on April 1, 2009.

/s/ KPMG LLP

Richmond, Virginia

February 28, 2012